Exhibit 99.1

IQVIA Reports Fourth-Quarter and Full-Year 2021 Results; Raises Full-Year 2022 Profit Guidance

  Revenue of $3,636 million for the fourth quarter grew 10.2 percent year-over-year on a reported basis and 11.6 percent at constant currency
  GAAP Net Income of $318 million for the fourth quarter grew 167.2 percent year-over-year
  Adjusted EBITDA of $828 million for the fourth quarter grew 12.7 percent year-over-year
  GAAP Diluted Earnings per Share of $1.63 for the fourth quarter grew 167.2 percent year-over-year
  Adjusted Diluted Earnings per Share of $2.55 for the fourth quarter grew 20.9 percent year-over-year
  Full-year Operating Cash Flow of $2,942 million grew 50.2 percent year-over-year and record full-year Free Cash Flow of $2,302 million grew 71.4 percent year-over-year
  Record R&D Solutions contracted backlog of $24.8 billion grew 10.2 percent year-over-year
  Share repurchase authorization increased by $2.0 billion in February 2022
  Full-year 2022 guidance reaffirmed for revenue including a $70 million revenue headwind from foreign exchange
  Full-year 2022 guidance raised for Adjusted EBITDA and Adjusted Diluted EPS

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--February 15, 2022--IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry, today reported financial results for the quarter ended December 31, 2021.

Fourth-Quarter 2021 Operating Results

Revenue for the fourth quarter of $3,636 million increased 10.2 percent on a reported basis and 11.6 percent at constant currency, compared to the fourth quarter of 2020. Technology & Analytics Solutions (TAS) revenue of $1,496 million grew 5.0 percent on a reported basis and 6.6 percent at constant currency. Research & Development Solutions (R&DS) revenue of $1,944 million grew by 15.4 percent on a reported basis and by 16.3 percent at constant currency. Excluding the impact of pass throughs, R&DS revenue grew 17.1 percent year-over-year on a reported basis. Contract Sales & Medical Solutions (CSMS) revenue of $196 million grew by 3.7 percent on a reported basis and by 7.4 percent at constant currency.

R&DS contracted backlog, including reimbursed expenses, grew 10.2 percent year-over-year to $24.8 billion as of December 31, 2021. The company expects approximately $7.0 billion of this backlog to convert to revenue in the next twelve months. The fourth-quarter as-contracted net book-to-bill ratio was 1.36x excluding reimbursed expenses and 1.24x including reimbursed expenses. For the year ended December 31, 2021, the as-contracted net book-to-bill ratio was 1.35x excluding reimbursed expenses and 1.34x including reimbursed expenses.

"We closed 2021 with an impressive quarter, delivering robust growth across all key financial metrics versus what was a strong fourth quarter of 2020," said Ari Bousbib, chairman and CEO of IQVIA. "We had a record year of net new business in R&DS, strong double-digit revenue growth for the year in both our R&DS and TAS segments, and a record year of free cash flow generation. We are now two-thirds of the way through our Vision 22 plan and are on a path to achieving or exceeding our targets. The outlook for our end markets remains favorable and we expect continued strong demand for our differentiated offerings in 2022. Looking beyond 2022 to the next phase of our growth, we are well positioned to achieve our ambitious 2025 targets."

Fourth-quarter GAAP net income was $318 million, representing an increase of 167.2 percent compared to the fourth quarter of 2020, and GAAP diluted earnings per share was $1.63, representing an increase of 167.2 percent year-over-year. Adjusted Net Income was $496 million, up 20.7% year-over-year, and Adjusted Diluted Earnings per Share was $2.55, up 20.9 percent year-over-year. Adjusted EBITDA was $828 million, up 12.7 percent compared to the fourth quarter of 2020.

Full-Year 2021 Operating Results

Revenue of $13,874 million for the full year of 2021 grew 22.1 percent on a reported basis and 21.1 percent at constant currency, compared to 2020. TAS revenue was $5,534 million, up 13.9 percent reported and 12.4 percent at constant currency. R&DS revenue was $7,556 million, up 31.2 percent on a reported basis and 30.4 percent at constant currency. CSMS revenue was $784 million, up 5.8 percent reported and 5.7 percent at constant currency.

For the full year of 2021, GAAP net income was $966 million, up 246.2 percent year-over-year, and GAAP diluted earnings per share was $4.95, up 246.2 percent year-over-year. Adjusted Net Income was $1,760 million, up 40.6 percent year-over-year, and Adjusted Diluted Earnings per Share was $9.03, up 40.7 percent year-over-year. Adjusted EBITDA for the full year of 2021 was $3,022 million, up 26.8 percent year-over-year.

Financial Position

As of December 31, 2021, cash and cash equivalents were $1,366 million and debt was $12,125 million, resulting in net debt of $10,759 million. At the end of the fourth quarter of 2021, IQVIA’s Net Leverage Ratio was 3.6x trailing twelve month Adjusted EBITDA. For the fourth quarter of 2021, Operating Cash Flow was $692 million and Free Cash Flow was $508 million. For the full year of 2021, Operating Cash Flow was $2,942 million and Free Cash Flow was $2,302 million.

Share Repurchase

During the fourth quarter of 2021, the company repurchased $174 million of its common stock, resulting in full year share repurchases of $395 million. IQVIA had $523 million of share repurchase authorization remaining as of December 31, 2021.

On February 10, 2022, the IQVIA board approved an increase of the share repurchase authorization by $2.0 billion, bringing the remaining authorization to just over $2.5 billion.

Full-Year 2022 Guidance

For the full year of 2022, the company is reaffirming the revenue guidance range of $14,700 million to $15,000 million provided at its Analyst and Investor Conference in November 2021, despite a $70 million revenue headwind from changes in foreign currency exchange rates since the issuance of the company's previous guidance. This revenue guidance implies revenue growth of 7.1% to 9.2% at constant currency and 6.0% to 8.1% on a reported basis. For the full year of 2022, the company is raising the Adjusted EBITDA and Adjusted Diluted EPS guidance ranges provided at its Analyst and Investor Conference in November 2021. The company now expects Adjusted EBITDA to be between $3,330 million and $3,405 million, and Adjusted Diluted Earnings per Share to be between $9.95 and $10.25, representing growth of 10.2% to 12.7% and 10.2% to 13.5% on a reported basis, respectively.

First-Quarter 2022 Guidance

For the first quarter of 2022, the company expects revenue to be between $3,515 million and $3,575 million, representing growth of 4.8% to 6.6% at constant currency and 3.1% to 4.9% on a reported basis. The company expects Adjusted EBITDA to be between $800 million and $815 million, and Adjusted Diluted Earnings per Share to be between $2.40 and $2.46, representing growth of 7.5% to 9.5% and 10.1% to 12.8% on a reported basis, respectively.

All financial guidance assumes foreign currency exchange rates as of December 31, 2021 remain in effect for the forecast period.

Webcast & Conference Call Details

IQVIA will host a conference call at 9:00 a.m. Eastern Time today to discuss its fourth-quarter and full-year 2021 results and its first-quarter and full-year 2022 guidance. To listen to the event and view the presentation slides via webcast, join from the IQVIA Investor Relations website at http://ir.iqvia.com. To participate in the conference call, interested parties must register in advance by clicking on this link. Following registration, participants will receive a confirmation email containing details on how to join the conference call, including the dial-in and a unique passcode and registrant ID. At the time of the live event, registered participants connect to the call using the information provided in the confirmation email and will be placed directly into the call.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry. IQVIA creates intelligent connections across all aspects of healthcare through its analytics, transformative technology, big data resources and extensive domain expertise. IQVIA Connected Intelligence™ delivers powerful insights with speed and agility — enabling customers to accelerate the clinical development and commercialization of innovative medical treatments that improve healthcare outcomes for patients. With approximately 79,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our first-quarter and full-year 2022 guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “forecast,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words that are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, the following: business disruptions caused by natural disasters, pandemics such as the COVID-19 (coronavirus) outbreak, including any variants, and the public health policy responses to the outbreak, international conflicts or other disruptions outside of our control; our ability to accurately model or forecast the impact of the spread and/or containment of COVID-19, including any variants, among other sources of business interruption, on our operations and financial results; most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; the market for our services may not grow as we expect; we may be unable to successfully develop and market new services or enter new markets; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or future changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; government regulators or our customers may limit the scope of prescription or withdraw products from the market, and government regulators may impose new regulatory requirements or may adopt new regulations affecting the biopharmaceutical industry; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards; general economic conditions in the markets in which we operate, including financial market conditions and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. For a further discussion of the risks relating to our business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission (the "SEC"), as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures

This release includes information based on financial measures that are not recognized under generally accepted accounting principles in the United States ("GAAP"), such as Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow. Non-GAAP financial measures are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. For example, the Company excludes all the amortization of intangible assets associated with acquired customer relationships and backlog, databases, non-compete agreements and trademarks, trade names and other from non-GAAP expense and income measures as such amounts can be significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that revenue generated from such intangibles is included within revenue in determining net income attributable to IQVIA Holdings Inc. As a result, internal management reports feature non-GAAP measures and are used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

The non-GAAP financial measures are not presented in accordance with GAAP. Please refer to the schedules attached to this release for reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures. Our first-quarter and full-year 2022 guidance measures (other than revenue) are provided on a non-GAAP basis without a reconciliation to the most directly comparable GAAP measure because the company is unable to predict with a reasonable degree of certainty certain items contained in the GAAP measures without unreasonable efforts. Such items include, but are not limited to, acquisition related expenses, restructuring and related expenses, stock-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

IQVIAFIN

Table 1 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (preliminary and unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2021	2020	2021	2020
Revenues	$3,636	$3,298	$13,874	$11,359
Costs of revenue, exclusive of depreciation and amortization	2,364	2,172	9,233	7,500
Selling, general and administrative expenses	542	491	1,964	1,789
Depreciation and amortization	262	344	1,264	1,287
Restructuring costs	5	2	20	52
Income from operations	463	289	1,393	731
Interest income	(2)	(2)	(6)	(6)
Interest expense	90	102	375	416
Loss on extinguishment of debt	1	1	26	13
Other income, net	(2)	(6)	(130)	(65)
Income before income taxes and equity in earnings (losses) of unconsolidated affiliates	376	194	1,128	373
Income tax expense	59	63	163	72
Income before equity in earnings (losses) of unconsolidated affiliates	317	131	965	301
Equity in earnings (losses) of unconsolidated affiliates	1	(1)	6	7
Net income	318	130	971	308
Net income attributable to non-controlling interests	—	(11)	(5)	(29)
Net income attributable to IQVIA Holdings Inc.	$318	$119	$966	$279
Earnings per share attributable to common stockholders:
Basic	$1.67	$0.62	$5.05	$1.46
Diluted	$1.63	$0.61	$4.95	$1.43
Weighted average common shares outstanding:
Basic	190.8	191.5	191.4	191.3
Diluted	194.8	195.0	195.0	195.0

Table 2 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (preliminary and unaudited)

	December 31,
(in millions, except per share data)	2021	2020
ASSETS
Cash and cash equivalents	$1,366	$1,814
Trade accounts receivable and unbilled services, net	2,551	2,410
Prepaid expenses	156	159
Income taxes receivable	58	56
Investments in debt, equity and other securities	111	88
Other current assets and receivables	521	563
Total current assets	4,763	5,090
Property and equipment, net	497	482
Operating lease right-of-use assets	406	471
Investments in debt, equity and other securities	76	78
Investments in unconsolidated affiliates	88	84
Goodwill	13,301	12,654
Other identifiable intangibles, net	4,943	5,205
Deferred income taxes	124	114
Deposits and other assets	491	386
Total assets	$24,689	$24,564
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,981	$2,813
Unearned income	1,825	1,252
Income taxes payable	137	102
Current portion of long-term debt	91	149
Other current liabilities	207	242
Total current liabilities	5,241	4,558
Long-term debt, less current portion	12,034	12,384
Deferred income taxes	410	338
Operating lease liabilities	313	371
Other liabilities	649	633
Total liabilities	18,647	18,284
Stockholders’ equity:
Common stock and additional paid-in capital, 400.0 shares authorized as of December 31, 2021 and 2020, $0.01 par value, 255.8 shares issued and 190.6 shares outstanding as of December 31, 2021; 254.7 shares issued and 191.2 shares outstanding as of December 31, 2020	10,777	11,095
Retained earnings	2,243	1,277
Treasury stock, at cost, 65.2 and 63.5 shares as of December 31, 2021 and 2020, respectively	(6,572)	(6,166)
Accumulated other comprehensive loss	(406)	(205)
Equity attributable to IQVIA Holdings Inc.’s stockholders	6,042	6,001
Non-controlling interests	—	279
Total stockholders’ equity	6,042	6,280
Total liabilities and stockholders’ equity	$24,689	$24,564

Table 3 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (preliminary and unaudited)

	Year Ended
(in millions)	2021	2020
Operating activities:
Net income	$971	$308
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,264	1,287
Amortization of debt issuance costs and discount	17	18
Stock-based compensation	170	95
Earnings from unconsolidated affiliates	(6)	(7)
Gain on investments, net	(16)	(25)
Benefit from deferred income taxes	(138)	(176)
Changes in operating assets and liabilities:
Accounts receivable and unbilled services	(138)	255
Prepaid expenses and other assets	(15)	(146)
Accounts payable and accrued expenses	244	253
Unearned income	591	180
Income taxes payable and other liabilities	(2)	(83)
Net cash provided by operating activities	2,942	1,959
Investing activities:
Acquisition of property, equipment and software	(640)	(616)
Acquisition of businesses, net of cash acquired	(1,458)	(177)
Purchases of marketable securities, net	(10)	(9)
Investments in unconsolidated affiliates, net of payments received	(5)	10
Proceeds from sale of (investments in) equity securities	5	(2)
Other	5	(2)
Net cash used in investing activities	(2,103)	(796)
Financing activities:
Proceeds from issuance of debt	1,951	1,591
Payment of debt issuance costs	(40)	(33)
Repayment of debt	(2,091)	(864)
Proceeds from revolving credit facility	810	1,250
Repayment of revolving credit facility	(600)	(1,635)
Payments related to employee stock option plans	(59)	(44)
Repurchase of common stock	(406)	(447)
Distributions to non-controlling interest, net	—	(13)
Acquisition of Quest's non-controlling interest	(758)	—
Contingent consideration and deferred purchase price payments	(42)	(22)
Net cash used in financing activities	(1,235)	(217)
Effect of foreign currency exchange rate changes on cash	(52)	31
(Decrease) increase in cash and cash equivalents	(448)	977
Cash and cash equivalents at beginning of period	1,814	837
Cash and cash equivalents at end of period	$1,366	$1,814

Table 4 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED EBITDA RECONCILIATION (preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2021	2020	2021	2020
Net Income Attributable to IQVIA Holdings Inc.	$318	$119	$966	$279
Provision for income taxes	59	63	163	72
Depreciation and amortization	262	344	1,264	1,287
Interest expense, net	88	100	369	410
(Income) loss in unconsolidated affiliates	(1)	1	(6)	(7)
Income from non-controlling interests	—	11	5	29
Deferred revenue purchase accounting adjustments	3	—	3	1
Stock-based compensation	42	26	170	95
Other expense (income), net	12	12	(81)	(23)
Loss on extinguishment of debt	1	1	26	13
Restructuring and related expenses	24	20	68	85
Acquisition related expenses	20	38	75	143
Adjusted EBITDA	$828	$735	$3,022	$2,384

Table 5 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED NET INCOME RECONCILIATION (preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share data)	2021	2020	2021	2020
Net Income Attributable to IQVIA Holdings Inc.	$318	$119	$966	$279
Provision for income taxes	59	63	163	72
Purchase accounting amortization (1)	138	242	833	933
(Income) loss in unconsolidated affiliates	(1)	1	(6)	(7)
Income from non-controlling interests	—	11	5	29
Deferred revenue purchase accounting adjustments	3	—	3	1
Stock-based compensation	42	26	170	95
Other expense (income), net	12	12	(81)	(23)
Loss on extinguishment of debt	1	1	26	13
Restructuring and related expenses	24	20	68	85
Acquisition related expenses	20	38	75	143
Adjusted Pre Tax Income	$616	$533	$2,222	$1,620
Adjusted tax expense	(120)	(107)	(453)	(330)
Income from non-controlling interests	—	(11)	(5)	(29)
Minority interest effect in non-GAAP adjustments (2)	—	(4)	(4)	(9)
Adjusted Net Income	$496	$411	$1,760	$1,252

Adjusted earnings per share attributable to common stockholders:
Basic	$2.60	$2.15	$9.20	$6.54
Diluted	$2.55	$2.11	$9.03	$6.42
Weighted average common shares outstanding:
Basic	190.8	191.5	191.4	191.3
Diluted	194.8	195.0	195.0	195.0
(1)	Reflects all the amortization of acquired intangible assets.
(2)	Reflects the portion of Q2 Solutions' after-tax non-GAAP adjustments attributable to the minority interest partner.

Table 6 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW RECONCILIATION (preliminary and unaudited)

	Three Months Ended December 31,	Twelve Months Ended December 31,
(in millions)	2021	2021
Net Cash provided by Operating Activities	$692	$2,942
Acquisition of property, equipment and software	(184)	(640)
Free Cash Flow	$508	$2,302

Table 7 IQVIA HOLDINGS INC. AND SUBSIDIARIES CALCULATION OF GROSS AND NET LEVERAGE RATIOS AS OF DECEMBER 31, 2021 (preliminary and unaudited)

(in millions)
Gross Debt, net of Original Issue Discount, as of December 31, 2021	$12,125
Net Debt as of December 31, 2021	$10,759
Adjusted EBITDA for the twelve months ended December 31, 2021	$3,022
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	4.0x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	3.6x

Contacts

Nick Childs, IQVIA Investor Relations (nicholas.childs@iqvia.com)
+1.973.316.3828

Tor Constantino, IQVIA Media Relations (tor.constantino@iqvia.com)
+1.484.567.6732